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Exhibit 99
                                                                PR NEWSWIRE

                 NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
           THE DISTRIBUTION FOR THE THIRD QUARTER OF FISCAL 2015

Red Bank, N.J.  July 30, 2015   The Trustees of North European Oil Royalty
Trust (NYSE-NRT) announced today a quarterly distribution of $0.36 per unit for the third quarter of fiscal 2015, payable on August 26, 2015 to holders of record on August 14, 2015. Natural gas sold during the second calendar quarter of 2015 is the primary source of royalty income on which the August 2015 distribution is based. John R. Van Kirk, Managing Director, reported that this year's quarterly distribution of $0.36 per unit is 21.74%, or $0.10 per unit, lower than the distribution of $0.46 per unit for the third quarter of fiscal 2014. Specific details will be available in the earnings press release scheduled for release on or about August 14, 2015.

Trust royalty payments for each fiscal quarter are based on actual royalties payable for the preceding calendar quarter. In the final month of the Trust's fiscal quarter, the operating companies determine the actual amount of royalties that should have been paid to the Trust and compare this amount to the amount actually paid. Any underpayment would be added to the amount of royalties paid during the final month of the current fiscal quarter. Any overpayment would be deducted from the amount of royalties to be paid in the first month of the Trust's next fiscal quarter. The operating companies may make further adjustments during the quarter based on the recalculation of royalties payable for prior periods, and the Trust has no means of predicting such adjustments.

The table below shows an estimate of the amount of royalties anticipated to be received in the fourth quarter of fiscal 2015 based on the actual amount of royalties that were payable to the Trust for the second calendar quarter of 2015. Amounts in dollars are based on the current exchange rate of
1.105375. Actual royalty income in dollars is valued based on exchange rates on the day funds are transferred. The August estimate below includes a negative adjustment from the prior quarter of Euros 522,499.

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Estimated Combined        Combined           Combined             Dollar
    Royalties             Royalties          Royalties         Royalties in
  Anticipated in          In Euros           In Dollars       Cents per Unit
------------------------------------------------------------------------------
    August             Euros  327,593        $ 362,113           $0.0394
    September          Euros  850,092        $ 939,670           $0.1022
    October            Euros  850,092        $ 939,670           $0.1022
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The cumulative 12-month distribution, which includes the August 2015 distribution and the three prior quarterly distributions, is $1.43 per unit. This 12-month cumulative distribution is 31.58% or $0.66 per unit lower than the prior 12-month distribution of $2.09 per unit. The Trust makes quarterly distributions to unit owners during the months of February, May, August and November.

Contact   John R. Van Kirk, Managing Director, telephone: (732) 741-4008, email: jvankirk@neort.com. The text of the Trust's press releases along with other pertinent information is available at the Trust's website: www.neort.com.